UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2011

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 11, 2011, Molina Center LLC (“Molina Center”), a Delaware limited liability company and a wholly owned subsidiary of Molina Healthcare, Inc. (“Molina Healthcare”), and 200 Oceangate, LLC (“200 Oceangate”), a Delaware limited liability company, entered into a Purchase Agreement (the “Agreement”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, Molina Center shall purchase from 200 Oceangate the approximately 460,000 square foot office project located at 200 and 300 Oceangate, Long Beach, California (the “Building”). The Building consists of two conjoined fourteen-story office towers on approximately five acres of land. Molina Healthcare currently leases from 200 Oceangate approximately 155,000 square feet of the Building for use as its corporate headquarters and also for use by its California health plan subsidiary. The lease term extends through 2018. The purchase price under the Agreement is $83 million, to be paid in cash at closing. Molina Healthcare anticipates that the purchase price will be funded with a combination of cash on hand and bank financing. This transaction, which is contingent upon the satisfactory completion of Molina Healthcare’s due diligence review and customary closing conditions, is expected to close during December 2011 or the first quarter of 2012.

Other than in respect of the Agreement and the pre-existing lease agreement between Molina Healthcare and 200 Oceangate, there is no material relationship between Molina Center and 200 Oceangate.

The foregoing summary of the terms of the Agreement, and the transaction contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Agreement, which will be filed as an exhibit to Molina Healthcare’s Form 10-K for its fiscal year ending December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: October 12, 2011	By: /s/ Jeff D. Barlow
Jeff D. Barlow Sr. Vice President – General Counsel, and Secretary